Exhibit 107
Calculation of Filing Fee Tables
Form
S-4
(Form Type)
Wesbanco, Inc.
(Exact Name of Registrant as Specified in
its Charter)
Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price (2)	Fee Rate	Amount of Registration Fee

Equity	Common Stock, par value $2.0833 per share	Rules 457(c) and 457(f)(1)	28,780,041	N/A	$824,728,044.18	0.00015310	$126,265.87

Total Offering Amounts							$126,265.87

Total Fee Offsets							—

Net Fee Due							$126,265.87

(1)
Represents the maximum number of shares of common stock, par value $2.0833 per share, of Wesbanco, Inc. (“Wesbanco”) issuable upon the completion of the merger of Premier Financial Corporation (“Premier Financial”) and Wesbanco pursuant to the Agreement and Plan of Merger, dated as of July 26, 2024, by and among Wesbanco, Wesbanco Bank, Inc., Premier Financial and Premier Bank (the “Merger”), in exchange for shares of common stock of Premier Financial, par value $0.01 per share, including in connection with outstanding Premier Financial stock options, restricted stock and performance awards.

(2)
Estimated solely for the purpose of calculating the registration fee required by Section 6(b) of the Securities Act of 1933, as amended (the “Securities Act”), and computed pursuant to Rules 457(c) and 457(f)(1) under the Securities Act. The proposed maximum aggregate offering price was calculated as the product of  (i) $22.925, the average of the high and low sales prices of Premier Financial common stock as reported on the Nasdaq Global Select Market on October 2, 2024 and (ii) 35,975,051, the estimated maximum number of shares of Premier Financial common stock that may be exchanged in connection with the Merger, including in connection with outstanding Premier Financial stock options, restricted stock and performance awards.